NEWS RELEASE

	Contacts:	Stacey Morris, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020
Alon USA Energy, Inc. Reports First Quarter 2016 Results

Declares Quarterly Cash Dividend
Schedules conference call for May 5, 2016 at 11:30 a.m. Eastern
DALLAS, TEXAS, May 4, 2016 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the first quarter of 2016. Net loss available to stockholders for the first quarter of 2016 was $(35.5) million, or $(0.51) per share, compared to net income available to stockholders of $26.9 million, or $0.39 per share, for the same period last year. Excluding special items, Alon recorded net loss available to stockholders of $(29.2) million, or $(0.42) per share, for the first quarter of 2016, compared to net income available to stockholders of $20.9 million, or $0.30 per share, for the same period last year.
Paul Eisman, President and CEO, commented, “Our first quarter results were negatively impacted by depressed crack spreads, narrow crude differentials and by planned downtime at our Big Spring refinery, which included completing a reformer regeneration and a catalyst replacement for our diesel hydrotreater unit. The average benchmark crack spreads were approximately $6.50 per barrel lower than the average from the first quarter 2015. It is not unusual for us to experience margin weakness in the first quarter, and we are encouraged by improvements in the benchmark crack spreads going into the second quarter. Demand for gasoline is strong, and distillate demand is improving. We’ve also seen some improvement in the Midland differentials, which should support improved refinery profitability.
“The Big Spring refinery achieved a refinery operating margin of $7.77 per barrel and direct operating expense of $4.07 per barrel in the first quarter. We expect total throughput at the Big Spring refinery to average approximately 74,000 barrels per day for the second quarter and 73,000 barrels per day for the full year of 2016.
“The Krotz Springs refinery’s results were also negatively impacted by weakness in crack spreads and narrow crude differentials. During the first quarter we elected to reduce the crude rate to improve the refinery yield structure and averaged just over 63,000 barrels per day of crude and 71,500 barrels per day of total throughput. In April, we performed maintenance on the fluid catalytic cracking unit at Krotz Springs, which reduced total throughput for the month. Based on the projected margin environment, we expect total throughput at the Krotz Springs refinery to average approximately 64,000 barrels per day for the second quarter and 72,000 barrels per day for the full year of 2016.
“Our retail business was negatively affected by economic conditions in the Permian Basin mostly offset by good performance in our newly constructed and acquired stores. As we move into spring, we see seasonally improved fuel and merchandise demand with resulting improved profitability.
“We were pleased with the performance of our asphalt segment in the first quarter, which is a seasonally weak quarter for asphalt demand. Relative to the first quarter of 2015, our asphalt sales volumes were up 37 percent, and our asphalt margin was $84 per ton. We maintain a positive outlook for this business as we head into the 2016 paving season based on improving demand in our markets and better efficiency within our business.
“In February, production began at AltAir, a renewable fuels project located at our southern California refinery, in which we own a majority interest. AltAir contributed operating income of $7.2 million in the first quarter. Based on current market conditions and operations consistent with our plan, it is our expectation that the operating income of AltAir will substantially offset the operating loss of our California refineries in 2016.”

FIRST QUARTER 2016
Special items reduced net loss by $6.3 million for the first quarter of 2016 primarily as a result of an after-tax employee retention expense of $2.9 million, after-tax unrealized losses of $2.1 million associated with commodity swaps and $1.3 million associated with after-tax losses recognized on disposition of assets. Special items reduced net income by $6.0 million for the first quarter of 2015 primarily as a result of after-tax unrealized gains of $13.4 million associated with commodity swaps and $0.4 million associated with after-tax gains recognized on disposition of assets, partially offset by after-tax losses of $7.7 million related to an asphalt inventory adjustment.
The combined total refinery average throughput for the first quarter of 2016 was 138,998 barrels per day (“bpd”), consisting of 67,536 bpd at the Big Spring refinery and 71,462 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 145,229 bpd for the first quarter of 2015, consisting of 72,360 bpd at the Big Spring refinery and 72,869 bpd at the Krotz Springs refinery. The reduced throughput at our Big Spring refinery was the result of planned downtime to complete a reformer regeneration and catalyst replacement for our diesel hydrotreater unit in the beginning of the first quarter of 2016.
Refinery operating margin at the Big Spring refinery was $7.77 per barrel for the first quarter of 2016 compared to $13.80 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 3/2/1 crack spread and a narrowing of both the WTI Cushing to WTI Midland and the WTI Cushing to WTS spreads, partially offset by the cost of crude benefit from the market moving further into contango in 2016.
Refinery operating margin at the Krotz Springs refinery was $1.59 per barrel for the first quarter of 2016 compared to $9.52 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 2/1/1 high sulfur diesel crack spread and a narrowing of both the WTI Cushing to WTI Midland and the LLS to WTI Cushing spreads, partially offset by the cost of crude benefit from the market moving further into contango in 2016.
The average Gulf Coast 3/2/1 crack spread was $11.24 per barrel for the first quarter of 2016 compared to $17.74 per barrel for the same period in 2015. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $6.74 per barrel for the first quarter of 2016 compared to $13.41 per barrel for the same period in 2015.
The average WTI Cushing to WTI Midland spread for the first quarter of 2016 was $(0.13) per barrel compared to $1.95 per barrel for the same period in 2015. The average WTI Cushing to WTS spread for the first quarter of 2016 was $(0.10) per barrel compared to $1.76 per barrel for the same period in 2015. The average Brent to WTI Cushing spread for the first quarter of 2016 was $0.49 per barrel compared to $5.44 per barrel for the same period in 2015. The average LLS to WTI Cushing spread for the first quarter of 2016 was $1.60 per barrel compared to $2.64 per barrel for the same period in 2015. The average Brent to LLS spread for the first quarter of 2016 was $(0.89) per barrel compared to $0.84 per barrel for the same period in 2015.
The contango environment in the first quarter of 2016 created an average cost of crude benefit of $1.83 per barrel compared to an average cost of crude benefit of $0.65 per barrel for the same period in 2015.
Asphalt margins for the first quarter of 2016 were $84.16 per ton compared to $84.76 per ton for the same period in 2015. On a cash basis (i.e., excluding inventory effects), asphalt margins in the first quarter of 2016 were $91.12 per ton compared to $115.05 per ton in the first quarter of 2015.
Retail fuel margins decreased to 19.9 cents per gallon in the first quarter of 2016 from 23.6 cents per gallon in the first quarter of 2015. Retail fuel sales volume increased to 50.0 million gallons in the first quarter of 2016 from 46.1 million gallons in the first quarter of 2015. Merchandise margins decreased to 31.5% in the first quarter of 2016 from 33.2% in the first quarter of 2015. Merchandise sales increased to $77.8 million in the first quarter of 2016 from $76.1 million in the first quarter of 2015.
Alon also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.15 per share. The dividend is payable on June 6, 2016 to stockholders of record at the close of business on May 19, 2016.
CONFERENCE CALL
Alon has scheduled a conference call, which will be broadcast live over the Internet on Thursday, May 5, 2016, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time), to discuss the first quarter 2016 financial results. To access the call, please dial 877-407-0672, or 412-902-0003 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through May 19, 2016 and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13634020#. A webcast archive will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and 81.6% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business. In addition, Alon directly owns a crude oil refinery in Krotz Springs, Louisiana, with a crude oil throughput capacity of 74,000 barrels per day. Alon also owns crude oil refineries in California, which have not processed crude oil since 2012. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores which also market motor fuels in Central and West Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2015, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2016	2015
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$849,973	$1,103,240
Operating costs and expenses:
Cost of sales	735,144	894,488
Direct operating expenses	68,617	64,205
Selling, general and administrative expenses (2)	48,701	45,596
Depreciation and amortization (3)	34,862	31,962
Total operating costs and expenses	887,324	1,036,251
Gain (loss) on disposition of assets	(2,088)	572
Operating income (loss)	(39,439)	67,561
Interest expense	(18,307)	(21,037)
Equity earnings (losses) of investees	378	(554)
Other income, net	72	46
Income (loss) before income tax expense (benefit)	(57,296)	46,016
Income tax expense (benefit)	(21,236)	11,961
Net income (loss)	(36,060)	34,055
Net income (loss) attributable to non-controlling interest	(523)	7,116
Net income (loss) available to stockholders	$(35,537)	$26,939
Earnings (loss) per share, basic	$(0.51)	$0.39
Weighted average shares outstanding, basic (in thousands)	70,143	69,485
Earnings (loss) per share, diluted	$(0.51)	$0.38
Weighted average shares outstanding, diluted (in thousands)	70,143	71,142
Cash dividends per share	$0.15	$0.10
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(29,351)	$(19,221)
Investing activities	(47,017)	(11,613)
Financing activities	35,624	6,338
OTHER DATA:
Adjusted net income (loss) available to stockholders (4)	$(29,233)	$20,910
Adjusted earnings (loss) per share (4)	$(0.42)	$0.30
Adjusted EBITDA (5)	$1,294	$80,040
Capital expenditures (6)	23,446	10,749
Capital expenditures for turnarounds and catalysts	16,610	2,333

	March 31, 2016	December 31, 2015
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$193,383	$234,127
Working capital	45,323	78,694
Total assets	2,213,210	2,176,138
Total debt	554,062	555,962
Total debt less cash and cash equivalents	360,679	321,835
Total equity	659,499	664,160

REFINING AND MARKETING SEGMENT
	For the Three Months Ended
	March 31,
	2016	2015
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (7)	$696,613	$959,492
Operating costs and expenses:
Cost of sales	626,036	783,391
Direct operating expenses	62,793	56,326
Selling, general and administrative expenses	18,275	17,339
Depreciation and amortization	29,784	27,311
Total operating costs and expenses	736,888	884,367
Gain (loss) on disposition of assets	(2,088)	522
Operating income (loss)	$(42,363)	$75,647
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (8)	$7.77	$13.80
Refinery operating margin – Krotz Springs (8)	1.59	9.52
Refinery direct operating expense – Big Spring (9)	4.07	3.60
Refinery direct operating expense – Krotz Springs (9)	3.83	3.80
Capital expenditures	$18,559	$4,406
Capital expenditures for turnarounds and catalysts	16,610	2,333
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (10)	$11.24	$17.74
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (10)	$6.74	$13.41
WTI Cushing crude oil (per barrel)	$33.30	$48.48
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (11)	$(0.13)	$1.95
WTI Cushing less WTS (11)	(0.10)	1.76
LLS less WTI Cushing (11)	1.60	2.64
Brent less LLS (11)	(0.89)	0.84
Brent less WTI Cushing (11)	0.49	5.44
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$1.07	$1.52
Gulf Coast ultra-low sulfur diesel	1.03	1.69
Gulf Coast high sulfur diesel	0.91	1.55
Natural gas (per MMBtu)	1.98	2.81

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended
	March 31,
	2016		2015
	bpd	%	bpd	%
Refinery throughput:
WTS crude	36,554	54.1	44,865	62.0
WTI crude	27,760	41.1	24,137	33.4
Blendstocks	3,222	4.8	3,358	4.6
Total refinery throughput (12)	67,536	100.0	72,360	100.0
Refinery production:
Gasoline	34,100	50.5	36,192	49.7
Diesel/jet	22,682	33.6	26,086	35.9
Asphalt	3,148	4.6	3,278	4.5
Petrochemicals	3,617	5.3	4,810	6.6
Other	4,027	6.0	2,394	3.3
Total refinery production (13)	67,574	100.0	72,760	100.0
Refinery utilization (14)		93.2%		94.5%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended
	March 31,
	2016		2015
	bpd	%	bpd	%
Refinery throughput:
WTI crude	13,797	19.3	30,353	41.7
Gulf Coast sweet crude	49,350	69.1	37,038	50.8
Blendstocks	8,315	11.6	5,478	7.5
Total refinery throughput (12)	71,462	100.0	72,869	100.0
Refinery production:
Gasoline	36,274	49.7	34,527	46.3
Diesel/jet	26,989	37.0	30,690	41.2
Heavy Oils	1,534	2.1	1,334	1.8
Other	8,157	11.2	7,995	10.7
Total refinery production (13)	72,954	100.0	74,546	100.0
Refinery utilization (14)		85.3%		91.1%

ASPHALT SEGMENT
	For the Three Months Ended
	March 31,
	2016	2015
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (15)	$53,499	$50,652
Operating costs and expenses:
Cost of sales (15) (16)	43,865	54,283
Direct operating expenses	5,824	7,879
Selling, general and administrative expenses	3,198	1,776
Depreciation and amortization	1,260	1,145
Total operating costs and expenses	54,147	65,083
Operating loss (19)	$(648)	$(14,431)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (17)	85	65
Non-blended asphalt sales volume (tons in thousands) (18)	29	18
Blended asphalt sales price per ton (17)	$413.78	$487.68
Non-blended asphalt sales price per ton (18)	145.17	390.83
Asphalt margin per ton (19)	84.16	84.76
Capital expenditures	$740	$1,406

RETAIL SEGMENT
	For the Three Months Ended
	March 31,
	2016	2015
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$162,971	$175,985
Operating costs and expenses:
Cost of sales (16)	128,353	139,703
Selling, general and administrative expenses	27,037	26,305
Depreciation and amortization	3,399	3,037
Total operating costs and expenses	158,789	169,045
Gain on disposition of assets	—	50
Operating income	$4,182	$6,990
KEY OPERATING STATISTICS:
Number of stores (end of period) (20)	309	293
Retail fuel sales (thousands of gallons)	50,005	46,095
Retail fuel sales (thousands of gallons per site per month) (20)	56	54
Retail fuel margin (cents per gallon) (21)	19.9	23.6
Retail fuel sales price (dollars per gallon) (22)	$1.70	$2.16
Merchandise sales	$77,825	$76,102
Merchandise sales (per site per month) (20)	$84	$87
Merchandise margin (23)	31.5%	33.2%
Capital expenditures	$2,711	$3,316

(1)	Includes excise taxes on sales by the retail segment of $19,525 and $18,056 for the three months ended March 31, 2016 and 2015, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $191 and $176 for the three months ended March 31, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $419 and $469 for the three months ended March 31, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(4)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding after-tax employee retention expense, after-tax loss on asphalt inventory adjustment, after-tax unrealized (gains) losses on commodity swaps and after-tax (gain) loss on disposition of assets. Adjusted net income (loss) available to stockholders is not a recognized measurement under GAAP; however, the amounts included in adjusted net income (loss) available to stockholders are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended
	March 31,
	2016	2015
	(dollars in thousands)
Net income (loss) available to stockholders	$(35,537)	$26,939
Plus: Employee retention expense, net of tax	2,927	—
Plus: Loss on asphalt inventory adjustment, net of tax	—	7,739
Less: Unrealized (gains) losses on commodity swaps, net of tax	2,076	(13,353)
Less: (Gain) loss on disposition of assets, net of tax	1,301	(415)
Adjusted net income (loss) available to stockholders	$(29,233)	$20,910
Adjusted earnings (loss) per share *	$(0.42)	$0.30

*	Adjusted earnings (loss) per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings per share.

(5)
Adjusted EBITDA represents earnings before net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, (gain) loss on disposition of assets and unrealized (gains) losses on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, (gain) loss on disposition of assets, unrealized (gains) losses on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three months ended March 31, 2016 and 2015:

	For the Three Months Ended
	March 31,
	2016	2015
	(dollars in thousands)
Net income (loss) available to stockholders	$(35,537)	$26,939
Net income (loss) attributable to non-controlling interest	(523)	7,116
Income tax expense (benefit)	(21,236)	11,961
Interest expense	18,307	21,037
Depreciation and amortization	34,862	31,962
(Gain) loss on disposition of assets	2,088	(572)
Unrealized (gains) losses on commodity swaps	3,333	(18,403)
Adjusted EBITDA	$1,294	$80,040
Adjusted EBITDA does not exclude a loss of $10,666 for the three months ended March 31, 2015 resulting from a price adjustment related to asphalt inventory.

(6)	Includes corporate capital expenditures of $1,436 and $1,621 for the three months ended March 31, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(7)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(8)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of certain adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three months ended March 31, 2016 excludes realized and unrealized gains on commodity swaps of $366.
The refinery operating margin for the three months ended March 31, 2015 excludes realized and unrealized gains on commodity swaps of $29,843, as well as a loss of $9,035 related substantially to inventory adjustments, which was not included in cost of sales for the Big Spring refinery and the Krotz Springs refinery.

(9)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our refineries by the applicable refinery’s total throughput volumes.

(10)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(11)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(12)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(13)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(14)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(15)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of $14,118 and $11,918 for the three months ended March 31, 2016 and 2015, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(16)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(17)	Blended asphalt represents base material asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(18)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(19)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

Asphalt margin for the three months ended March 31, 2015 excludes a loss of $10,666 resulting from a price adjustment related to asphalt inventory. This loss is included in operating loss above.

(20)	At March 31, 2016, we had 309 retail convenience stores of which 298 sold fuel. At March 31, 2015, we had 293 retail convenience stores of which 282 sold fuel.
The 14 retail convenience stores acquired in August 2015 have been included in the per site key operating statistics only for the period after acquisition.

(21)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(22)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(23)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.